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                                                                   EXHIBIT 10.42

                                    GUARANTY

            This Guaranty ("Guaranty") is effective as of the 23 day of July, 1999, by and between Nextel International, Inc. (hereinafter referred to as "Guarantor"), in favor of Motorola, Inc., a Delaware corporation (hereinafter referred to as "Motorola").

            WHEREAS, Guarantor, by and through its affiliates, is the owner of approximately 62% of the issued and outstanding shares of the capital stock of Nextel del Peru, S.A., a Peruvian company (hereinafter referred to as the "Company"); and

            WHEREAS, Motorola and Company have entered into a Subscriber Unit Purchase Agreement dated as of July 23, 1999 (the "Purchase Agreement") covering the supply of certain iDEN subscriber handset equipment and services for a mobile communications system in Lima, Peru; and

            WHEREAS, Motorola has agreed, under certain circumstances, [*]; and

            WHEREAS, [*]; and

            NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Guarantor, the Guarantor does hereby covenant and agree as follows:

            1. The Guarantor hereby unconditionally and irrevocably guarantees the full and prompt performance of all payment obligations of the Company under the Purchase Agreement, without deduction for any claim of setoff or counterclaim, including the entire outstanding balance due under the Purchase Agreement together with accrued interest, delinquency charges, and any other charges cost and expenses provided for thereunder. If any amounts for federal, state and/or local excise, sales, use, property, retailer's, occupation or any other assessment in the nature of taxes however designated, on the products and/or services provided under the Purchase Agreement (exclusive however, of any taxes measured by net income or taxes based on Motorola's gross receipts or based on Motorola's franchise), are determined to be applicable to the transactions set forth in the Purchase Agreement or this Guaranty, or to the extent Motorola is required to pay or bear the burden thereof, one hundred percent (100%) thereof shall be added to the amounts guaranteed hereunder. Personal property taxes assessed on the products and/or services provided under the Purchase Agreement after the date title transfers to Company under the terms and conditions of the Purchase Agreement, shall be the responsibility of Company, and shall be guaranteed by Guarantor



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     * Confidential portions omitted and filed separately with the Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities and Exchange Act of 1934, as amended.
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pursuant to the terms and conditions hereof. In the event Company and/or
Guarantor claims exemption from sales, use or other such taxes under the Purchase Agreement or hereunder, Guarantor shall indemnify and hold Motorola harmless for any such assessments levied by a proper taxing authority for such taxes, including interest, penalties, and late charges pursuant to the terms and conditions hereof, to the extent such indemnity is not provided by Company to Motorola pursuant to the terms of the Purchase Agreement. Each such payment shall payable to Motorola or its assignee at its principal offices. Guarantor's obligations hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including but not limited to, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of any of the following: (a) the invalidity or unenforceability of the Purchase Agreement; (b) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the sums owed under the Purchase Agreement or any part thereof or any agreement relating thereto at any time; (c) any failure or omission to enforce any right, power or remedy with respect to the Purchase Agreement or any part thereof; (d) any waiver of any right, power or remedy or of any default with respect to the Purchase Agreement or any part thereof or any other agreement relating thereto; or (e) any compromise, settlement, waiver or other modification, or any release or surrender not knowingly given by Motorola, with or without consideration, of the Purchase Agreement, any guarantees with respect to the Purchase Agreement or any part thereof or any other obligation of any person or entity with respect to the Purchase Agreement or any part thereof.

            2. As long as the Purchase Agreement is outstanding, Guarantor agrees that this Guaranty shall be an absolute, present, continuing, unlimited, unconditional and irrevocable guaranty of payment (and not of collection). Suit may be brought and maintained against the Guarantor by Motorola to enforce any liability, obligation or duty guaranteed hereunder without joinder of any other person or entity. The liability of Guarantor shall not be deemed to be waived, released, discharged, impaired or affected by: any foreclosures, indulgence, or variation of terms of the Purchase Agreement whether or not it might vary the risk of guaranty under this Guaranty, including, without limitation, any alteration, amendment, acceleration, extension, modification, waiver or change concerning the amount of time or manner of payment or performance of any of the obligations; any discharge or release of any of the obligations securing the payment or performance thereof, whether or not in accordance with the respective provisions thereof, or any bankruptcy, insolvency, reorganization, liquidation or similar proceeding concerning Guarantor; the addition or omission or delay in the enforcement of any right or remedy with respect to any of the obligations or with respect to this Guaranty; or the receipt, exchange, surrender or acquiescence in, any default with respect to any of the obligations.

            3. Guarantor represents and warrants to Motorola as follows:

            (a) Guarantor is an indirect shareholder of the Company and owns, through its affiliates, approximately 62% of the issued and outstanding capital stock thereof, and as



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such, Guarantor has received legally sufficient consideration in connection with the transactions referenced herein to make this Guaranty legally and equitably enforceable against Guarantor;

            (b) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own its properties and to carry on its business;

            (c) Guarantor has the corporate power to execute and deliver this Guaranty and to perform its obligations hereunder. The execution, delivery and performance of this Guaranty by Guarantor has been duly authorized by all requisite corporate action and the same will not violate any provision of law or any order of any court or governmental agency applicable to Guarantor or the articles of organization and/or by-laws of Guarantor;

            (d) The execution, delivery and performance by Guarantor of this Guaranty will not violate the terms of any instrument, document or agreement to which Guarantor is a party, either individually or jointly, with any other person, firm, entity or corporation or by which Guarantor or any of the property of Guarantor is bound, or be in conflict with, result in a breach of, or constitute (with giving of notice or lapse of time or both) a default under any such instrument, document or agreement, or result in the creation or imposition of any lien upon any of the property or assets of Guarantor; and

            (e) This Guaranty constitutes the valid and legally binding obligation of Guarantor, enforceable in accordance with its terms and no material consent, approval or authorization of any governmental authority, bureau or agency is required in connection with the execution, delivery or performance of this Guaranty by Guarantor, or with the validity and enforceability of this Guaranty as to Guarantor.

            4. This Guaranty is, and shall be deemed to be, a contract entered into, under and pursuant to the substantive laws of the State of Illinois, United States of America, without regard to the conflict of laws rules thereof.

            5. Guarantor agrees that if Motorola shall employ outside legal counsel in order to successfully present, enforce or defend any or all of Motorola's rights or remedies hereunder, then in any such event, Guarantor shall pay all reasonable attorneys' fees and reasonable expenses incurred by Motorola in connection therewith.

            6. Any notices, requests, demands or other communications required or permitted to be given to any party hereunder shall be deemed to have been sufficiently given or served for all purposes when either: (i) presented personally; or (ii) if sent by facsimile, upon transmittal with confirmed answerback; or (iii) upon post office's confirmation of receipt (or refusal of delivery) by the addressee, if sent by prepaid certified mail or via overnight courier, return receipt requested, to any party hereto at its address shown below, or at such other address of which it shall have notified in writing the party giving such notice.



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            Nextel International, Inc.
            2003 Edmund Halley Drive
            Reston, Virginia  20191
            Telephone No.:  703-433-8427
            Facsimile No.:  703-433-8435
            Attention:  Chief Financial Officer

            Motorola, Inc.
            1301 East Algonquin Road
            Schaumburg, Illinois  60196-1079
            Telephone No.:  (847) 538-4983
            Facsimile No. (847) 538-2279
            Attn: Global Finance Group

            7. This Guaranty may not be amended or modified except by a modification in writing signed by Guarantor and Motorola.

            8. All of the terms, agreement and conditions of this Guaranty shall extend to and be binding upon Guarantor, its successors and assigns, and shall inure to the benefit of Motorola and its respective successors and assigns. Guarantor acknowledges that time is of the essence. Guarantor acknowledges and agrees that this Guaranty and Motorola's rights and benefits hereunder, are freely assignable and transferable by Motorola.

            9. Guarantor waives presentment, protest, notice of protest and notice of either dishonor, default or nonperformance in connection with the Purchase Agreement or with respect to any other obligations thereunder or under this Guaranty to the extent it may lawfully do so, and any and all demands and other notice of every kind that may be required to be given by law.

            10. Any determination that any provision hereof is invalid, illegal or unenforceable in any respect shall not affect the validity, legality or enforceability of such provision in any other respect and shall not affect the validity, legality or enforceability of any other provision contained herein.

            11. This Guaranty shall be effective upon the date of execution hereof and the obligations of the Guarantor shall continue until the receipt by Motorola of payment in full (principal and accrued interest) of sums due under the Purchase Agreement.

            12. In the event Guarantor is caused to make payment hereunder, Guarantor waives any rights of subrogation as against the Company until all amounts payable by Company have been paid in full to Motorola.

            13. Guarantor acknowledges that it has or may have in the future other guaranteed obligations in favor of Motorola and/or its affiliates and subsidiaries, and



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Guarantor agrees that nothing herein shall in any way modify, amend, or alter the terms and conditions of any other guarantee made by Guarantor.

                                      NEXTEL INTERNATIONAL, INC.

                                      Title: Vice President and Treasurer
                                      By:  /s/ Michel A. Buhler



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